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                                                               EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                   Computation of Earnings Per Common Share
            Thirteen Weeks Ended March 27, 1994 and March 28, 1993

            (Thousands of Dollars and Shares Except Per Share Data)

                                         1994                  1993
                                   -----------------    -----------------
                                              Fully                Fully
                                   Primary   Diluted    Primary   Diluted
                                   -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                        $26,717    26,717     26,580    26,580
Interest and amortization on 6%
 convertible notes, net of taxes         -     1,441          -     1,464
                                    ------    ------     ------    ------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                             26,717    28,158     26,580    28,044
Cumulative effect of change in
 accounting principles              (4,282)   (4,282)         -         -
                                    ------    ------     ------    ------
Net earnings applicable to
     common shares                 $22,435    23,876     26,580    28,044
                                    ======    ======     ======    ======

Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                           87,795    87,795     87,176    87,176
  Actual exercise of stock
   options and warrants                 86        86         92        92
  Assumed exercise of stock
   options and warrants              2,219     2,276      2,371     2,371
  Assumed conversion of 6%
   convertible notes                     -     5,114          -     5,114
                                    ------    ------     ------    ------
  Total                             90,100    95,271     89,639    94,753
                                    ======    ======     ======    ======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles           $   .30       .30        .30       .30
  Cumulative effect of change
   in accounting principles           (.05)     (.05)         -         -
                                    ------    ------     ------    ------
  Net earnings                     $   .25       .25        .30       .30
                                    ======    ======     ======    ======


(a) Computation to arrive at the average number is a weighted average computation.

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